UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 21, 2006

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-05571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-201, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_          Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.02  Results of Operations and Financial Condition.

On July 21, 2006, RadioShack Corporation (the “Company”) issued a press release containing certain information with respect to its second quarter 2006 financial results. A copy of the press release is attached as Exhibit 99.1.

In the press release, the Company utilized a non-GAAP financial measure to present information regarding the Company's free cash flow for the first half of 2006 and 2005. Management does not intend the presentation of this non-GAAP financial measure to be considered in isolation or as a substitute for measures prepared in accordance with GAAP. The Company’s management believes that free cash flow is an indication of the Company’s ability to repay maturing debt, change dividend payments or fund other uses of capital that management believes will enhance stockholder value.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.

99.1         Press Release, dated July 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 21st day of July, 2006.

RADIOSHACK CORPORATION /s/ David S. Goldberg ------------------------------------------ David S. Goldberg Senior Vice President - General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.

99.1         Press Release, dated July 21, 2006.

          Exhibit 99.1

          July 21, 2006

For further information contact: James M. Grant, Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com	Kay Jackson, Senior Director, Corporate Communications (817) 415-3300 Media.relations@radioshack.com

RadioShack Corporation Announces 2006 Second Quarter Financial Results
Turnaround Activities, Class-Action Lawsuit Settlements Negatively Impact Earnings

Fort Worth, Texas, July 21, 2006 – RadioShack Corporation (NYSE: RSH) today announced a net loss of $3 million or ($0.02) per diluted share for the quarter ended June 30, 2006 versus net income of $52 million or $0.33 per diluted share for the quarter ended June 30, 2005. Earnings results were adversely affected by lower sales of wireless, particularly post-paid products, in RadioShack company-operated stores. Costs in connection with the company’s turnaround plan and related restructuring activities including lease terminations, store liquidation activities, inventory reserves, and fixed asset write-downs reduced the company’s pre-tax earnings by $21 million. RadioShack also incurred a pre-tax expense of $8.5 million in connection with the preliminary settlement of certain wage-and-hour class action lawsuits.

“Financial performance for the quarter was consistent with our expectations,” said Claire Babrowski, president and chief operating officer. “We are pleased with the progress we are making on our turnaround plan. From a cost and timing perspective, our turnaround activities are on or better than plan. In addition, we saw sequential improvement in cash generation due to better inventory management.”

INCOME STATEMENT

Sales

Second quarter 2006 comparable store sales were down 3% versus the prior year. Total sales in the second quarter of 2006 were up 1% to $1.100 billion, compared to total sales of $1.092 billion for the previous year.

The main driver of second quarter total sales was wireless. Total wireless sales were up 2%. More than all of the growth was a result of 126 more wireless kiosks in operation over the prior year. Post-paid wireless handset unit sales in RadioShack core-stores were down a double-digit percentage. Four factors caused the decline in the RadioShack core-store wireless business:

1.	Regional dynamics, especially the high-volume northeast, continue to pose a challenge particularly for RadioShack's Cingular business.

2.	Consumer awareness of RadioShack as a destination for Cingular wireless products and service remains low.

3.	The industry environment continues to be less-than-favorable for wireless retailers including RadioShack. Although carrier net additions and subscriber bases continue to rise, industry post-paid gross additions continue to trend unfavorably.

4.	RadioShack's wireless tactics did not sufficiently deliver results in the face of changing competitive dynamics and maturing consumer demand. To exploit its unique position in the marketplace of wireless retailing, the company is evolving its approach in pricing, promotion, merchandising, and the selling process.

Other drivers of RadioShack’s second quarter 2006 sales aside from wireless were:

•	The personal electronics platform had a 20% sales increase due to higher sales of MP3 players and satellite radios.

•	The accessories platform was up 9%, driven by strong sales of MP3 accessories, Bluetooth accessories, and flash memory.

•	Income statement geography changes relating to the sale of prepaid wireless airtime (due primarily to contract changes) reduced sales in the quarter by roughly 300 basis points but did not impact operating profit. This factor also impacted sales growth trends in the first quarter and will again in the third and fourth quarters.

Gross margin

Second quarter 2006 gross margin rate was 47.2% versus 50.7% the previous year, a decline of 351 basis points. Approximately 150 basis points of the gross margin decline was due primarily to liquidation markdowns.

Aside from the turnaround activities, the gross margin rate was impacted by many of the same factors of recent quarters:

1.	A merchandise mix-down due to sales growth that was higher than company-average in categories such as MP3 players and satellite radio which carry lower gross margins than the company average.

2.	More aggressive promotional activity than the prior year primarily in wireless.

3.	The economic change to RadioShack's Sprint model made at the end of second quarter 2005 which increased per-unit revenue but only modestly increased per-unit profit. The higher sales and higher cost of goods sold per unit resulted in incremental gross profit dollars but reduced gross margin percentage.

4.	The gross margin degradation was partially offset by gross margin percentage gains of approximately 150 basis points related to the changes in income statement geography from prepaid airtime noted above.

Selling, general and administrative (SG&A) expenses

SG&A expenses were $484 million in the second quarter of 2006, up 12% versus the prior year. Of the $52 million increase, $14 million was related to turnaround activities such as lease buyout costs, severance, and liquidator fees. And, $16 million was related to components of SG&A for which there was no comparable expense in 2005 including:

•	The preliminary settlement of class action lawsuits as mentioned earlier.

•	The sale-leaseback of RadioShack's corporate campus in the fourth quarter of 2005 which caused an increase in rent.

•	The expensing of stock options.

The remaining $21 million of the SG&A increase was driven mostly by compensation at the store level. Early in the second quarter store labor hours were significantly above prior year levels. As management indicated in April, RadioShack committed to improve labor hour management and did so by the end of May. In addition, RadioShack launched a new store-level compensation program in the first quarter which was designed to provide managers and associates higher fixed compensation in lieu of variable compensation opportunities.

Lastly, on SG&A drivers, 126 more kiosks year-over-year increased compensation and rent in the second quarter of 2006. Total kiosk SG&A was $31 million, up $7 million from the previous year.

Depreciation and amortization (D&A) expenses

D&A expense for the second quarter of 2006 was $34 million up $3 million over the prior year. The increase was driven primarily by incremental investments in stores, systems, and kiosks and was partially offset by no longer owning the corporate campus as a result of the sale-leaseback. Over $1 million of the increase was due to the turnaround plan.

Net interest

Net interest for the second quarter of 2006 was an expense of $11 million, versus an expense of $8 million in the same period last year.

•	Interest income decreased due primarily to lower cash balances versus the prior year.

•	Interest expense increased due primarily to higher short term interest rates which unfavorably impact the company's floating interest rate exposure.

Other (expense) / income

Other expense was $1 million in the second quarter of 2006, as a result of the mark-to-market impact of SIRIUS Satellite Radio warrants earned at the end of last year.

Taxes

Second quarter 2006 taxes were a benefit of $7 million compared to an expense of $32 million in the second quarter of 2005. The lower taxes were driven by this year’s pre-tax loss and a lower income tax provision due to charitable product donations. RadioShack anticipates a full year tax rate of roughly 36%.

CASH FLOW STATEMENT AND BALANCE SHEET

RadioShack used $138.5 million in free cash flow(1) through the first half of 2006 versus a use of $110.0 million for the same period in 2005. Compared to last year, this year’s cash usage was due to less cash generated by operating activities offset in part by lower capital expenditures.

The company ended second quarter 2006 with a cash position of $170 million versus $255 million in the prior year. The decrease was due primarily to capital structure changes made in the second half of 2005.

Second quarter 2006 inventory was $795 million versus $972 million at the end of the second quarter 2005, down $177 million. The lower inventory position was driven primarily by better management of wireless inventory and inventory liquidation activities.

For the trailing 12 months-ended at second quarter, RadioShack’s cash conversion cycle was 103 days this year versus 108 days in the prior period. Inventory turnover was 2.9 times for the trailing 12 months and 2.5 times in the prior period.

No shares were repurchased during the second quarter of 2006.

BUSINESS PERSPECTIVE

Turnaround Plan Update

RadioShack’s turnaround plan has two fundamental work streams:

•	Eliminating assets and activities which earn poor returns, distract from efforts to improve core RadioShack stores, or offer limited growth prospects going forward.

•	Investing in assets and activities which have the opposite characteristics of those the company is eliminating.

(1)	Free cash flow, a non-GAAP financial measure, is defined as net cash from operating activities minus additions to property, plant, and equipment (a.k.a. capital expenditures) minus dividends paid. See reconciliation of net cash from operating activities to free cash flow on page 12.

Earlier this year, RadioShack identified 480 stores for closure in fiscal 2006 due to meeting criteria such as weak financial performance, poor real estate, subpar brand representation, and high likelihood to transfer sales to other RadioShack stores. As of today, 432 stores identified for closure are closed. The remaining stores will be closed by month-end. The liquidation process – the rate of sell-through, store execution, and other aspects of the program – is ahead of plan. The company is investing marketing resources to drive the transfer of sales from closed stores to nearby RadioShack stores remaining open. Preliminary sales transfer results are better than pro-forma expectations and producing good returns. RadioShack is also investing in its better stores through remodels. The company has recently developed a cost-effective plan to upgrade nearly 750 stores before the 2006 holiday season begins.

Another aspect of RadioShack’s turnaround plan is the removal of poor performing inventory from its store base. The company launched a clearance sale at the start of April slated to run through August. It also executed a seven-week program during the second quarter in which it changed many product adjacencies to set the stage for better fourth quarter merchandise displays than stores have had in the past. The inventory transition from products with poor productivity (e.g. metal detectors, music keyboards) to products with stronger productivity (e.g. headphones, home networking) will impact nearly 20% of stores’ display space. “Management is very satisfied with the progress of the inventory transition,” said Babrowski. The sell-through rate of clearance items and the rate of introduction of new stock keeping units is in-line with the company’s plan.

Progress has also been made in the area of overhead reduction. Over the last few months, RadioShack eliminated nearly 300 positions outside its Fort Worth headquarters. This included:

•	Repair centers not central to RadioShack's business strategy;

•	Consolidation of districts and regions supporting a smaller base of RadioShack stores; and

•	Closed distribution centers.

At its Fort Worth headquarters, RadioShack currently employs approximately 100 fewer people versus the same time last year. This is due to various changes made throughout the headquarters this year to improve its efficiency and effectiveness.

In addition, near term, the company is still on a path to save approximately $30 million in fiscal 2006 from reallocation of marketing resources.

Flat Panel Television Update

RadioShack has recently begun to sell flat panel televisions in about 650 stores nationwide. The rest of the store base will offer the products in September following a nationwide launch. Stores will display from two-to-10 units that are no larger than 37-inches and carry many of the models in stock depending upon store size. Additional models will be available on www.radioshack.com.

Wireless Business Perspective

Achieving RadioShack’s business goals requires improved execution beyond the areas identified in its turnaround plan. Most important, the company must improve upon the performance of its wireless business.

“Management believes it can improve the wireless business as we alter our approach,” said Babrowski. “The wireless business is very different from the traditional consumer electronics business. Our second half marketing plan has been revamped in recognition of that and breaks from our past approach of treating wireless the same as all our other product categories.”

During second quarter, the company executed a number of tactics, such as overnight replenishment and wireless mystery shops.

“I am encouraged by some near-term momentum in results in New York relative to our plan,” said Babrowski. In New York the company is testing some specialized offers and selling techniques. RadioShack intends to collect lessons learned through this test and prepare them for system-wide adoption later this quarter.

“In addition, we are excited about our progress in prepaid wireless and are encouraged by the ideas emerging from our new wireless leadership team,” Babrowski said. “But overall, our wireless business is not performing to expectations and the recent changes will not be fully implemented until late in the third quarter.”

Safe Harbor and About RadioShack Corporation

Statements made in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as “anticipate,” “believes,” “intends,” and other similar words or phrases. These uncertainties include, but are not limited to, the execution and impact of the company’s turnaround plan, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the SEC such as RadioShack’s most recent Forms 10-K and 10-Q.

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a provider of a variety of retail support services. The company operates through a network of sales channels, including more than 6,000 company and dealer stores; over 100 RadioShack locations in Mexico and Canada; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where most Americans either live or work. For more information on RadioShack Corporation, visit www.radioshackcorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.radioshack.com.

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30			Increase/ (Decrease)		Six Months Ended June 30		Increase/ (Decrease)
(In millions, except per share amounts)	2006		2005	2006 vs 2005		2006	2005	2006 vs 2005
Net sales and operating
revenues		$1,099.9	$1,092.2		$7.7	$2,259.9	$2,215.1		$44.8
Cost of products sold		580.4	538.0		42.4	1,179.8	1,094.7		85.1
Gross profit		519.5	554.2		(34.7)	1,080.1	1,120.4		(40.3)
Operating expenses
Selling, general and
administrative		483.6	431.4		52.2	979.3	881.9		97.4
Depreciation and amortization		33.6	30.4		3.2	65.6	59.9		5.7
Impairment of long-lived
assets		0.3	--		0.3	9.2	--		9.2
Total operating expenses		517.5	461.8		55.7	1,054.1	941.8		112.3

Operating income		2.0	92.4		(90.4)	26.0	178.6		(152.6)

Interest income		0.6	1.8		(1.2)	1.4	3.6		(2.2)
Interest expense		(11.5)	(9.4)		(2.1)	(22.1)	(18.7)		(3.4)
Other (expense) / income		(1.2)	--		(1.2)	(1.8)	10.2		(12.0)

(Loss) / Income before
income taxes		(10.1)	84.8		(94.9)	3.5	173.7		(170.2)
(Benefit) / provision for
income taxes		(6.9)	32.5		(39.4)	(1.7)	66.4		(68.1)
Net (loss) / income	$	(3.2)	$52.3	$	(55.5)	$5.2	$107.3	$	(102.1)

Net (loss) / income per share:
Basic	$	(0.02)	$0.34	$	(0.36)	$0.04	$0.68	$	(0.64)

Diluted	$	(0.02)	$0.33	$	(0.35)	$0.04	$0.68	$	(0.64)

Shares used in computing
earnings per share:
Basic		136.2	155.9		(19.7)	136.0	157.1		(21.1)

Diluted		136.2	156.4		(20.2)	136.0	158.0		(22.0)

Shares outstanding		135.7	154.3		(18.6)

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited) (In millions)
	June 30, 2006	Dec. 31, 2005	June 30, 2005
Assets
Cash and cash equivalents	$170.3	$224.0	$254.8
Accounts and notes receivable, net	239.9	309.4	164.9
Inventories, net	794.8	964.9	971.6
Other current assets	119.5	129.0	88.5
Total current assets	1,324.5	1,627.3	1,479.8
Property, plant and equipment, net	439.2	476.2	660.2
Other assets, net	100.7	101.6	94.1
Total assets	$1,864.4	$2,205.1	$2,234.1

Liabilities and Stockholders' Equity
Short-term debt	$105.8	$40.9	$98.4
Accounts payable	159.3	490.9	214.5
Accrued expenses and other current liabilities	347.4	379.5	272.3
Income taxes payable	25.0	75.0	88.9
Total current liabilities	637.5	986.3	674.1
Long-term debt, excluding current maturities	490.2	494.9	506.1
Other non-current liabilities	122.3	135.1	131.1
Total liabilities	1,250.0	1,616.3	1,311.3
Stockholders' equity	614.4	588.8	922.8
Total liabilities and stockholders' equity	$1,864.4	$2,205.1	$2,234.1

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (Unaudited) (In millions)
	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$5.2	$107.3
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	65.6	59.9
Impairment of long-lived assets	9.2	--
Other non-cash items	6.0	3.1
Changes in operating assets and liabilities:
Accounts and notes receivable	70.0	76.3
Inventories	170.1	32.1
Other current assets	1.2	5.3
Accounts payable, accrued expenses, income taxes payable & other	(418.4)	(314.9)
Net cash used in operating activities	(91.1)	(30.9)

Cash flows from investing activities:
Additions to property, plant and equipment	(47.4)	(79.1)
Proceeds from sale of property, plant and equipment	9.4	2.7
Other investing activities	(0.2)	(9.6)
Net cash used in investing activities	(38.2)	(86.0)

Cash flows from financing activities:
Purchases of treasury stock	--	(141.0)
Sale of treasury stock to employee benefit plans	10.4	15.9
Proceeds from exercise of stock options	0.2	16.0
Changes in short-term borrowings, net	68.0	43.0
Repayments of long-term borrowings	(3.0)	(0.1)
Net cash provided by / (used in) financing activities	75.6	(66.2)

Net decrease in cash and cash equivalents	(53.7)	(183.1)
Cash and cash equivalents, beginning of period	224.0	437.9
Cash and cash equivalents, end of period	$170.3	$254.8

RADIOSHACK CORPORATION AND SUBSIDIARIES Reconciliation Table of Non-GAAP Financial Measure to GAAP Financial Measure (Unaudited) (In millions)

FREE CASH FLOW
	Six Months Ended June 30,				Increase/ (Decrease)
	2006		2005		2006 vs 2005
Net cash used in operating activities	$	(91.1)	$	(30.9)	$	(60.2)
Less:
Additions to property, plant and equipment		47.4		79.1		(31.7)
Dividends paid		--		--		--
Free cash flow	$	(138.5)	$	(110.0)	$	(28.5)